Exhibit 15.2

Harney Westwood & Riegels 3501 The Center 99 Queen's Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

November 14, 2025

067763.0001

3 E Network Technology Group Limited

Aegis Chambers, 1st Floor, Ellen Skelton Building

3076 Sir Francis Drake’s Highway

Road Town, Tortola, VG1110

British Virgin Islands

Dear Sir or Madam

3 E Network Technology Group Limited (the Company)

We are attorneys-at-law qualified to practice in the British Virgin Islands and have acted as British Virgin Islands legal advisers to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the SEC) of an annual report on Form 20-F for the year ended 30 June 2025 (the Form 20-F).

We hereby consent to the reference of our name under the headings “Item 10. Additional Information — 10.E. Taxation — British Virgin Islands Taxation" in the Form 20-F.

We consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels

The British Virgin Islands is Harneys Hong Kong office's main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

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